Corporate Capital Trust II - POS 8C

Exhibit (h)(2)

FORM OF PARTICIPATING BROKER AGREEMENT

THIS PARTICIPATING BROKER AGREEMENT (the “Agreement”) is made and entered into as of the ___ day of ____________, 201__ between CNL SECURITIES CORP., a Florida corporation (the “Managing Dealer”), and ___________________________, a _________________ (the “Broker”).

WHEREAS, Corporate Capital Trust II (the “Company”) is offering to the public on a “best efforts” continuous basis, up to the maximum offering amount of 275,000,000 shares of the Company’s common stock (“Shares”), in any combination of one or more classes of shares upon the terms and conditions set forth in the Prospectus (as defined below) (the “Offering”); and

WHEREAS, the Company has prepared and filed with the U.S. Securities and Exchange Commission (the “SEC”) its registration statement on Form N-2 (Registration No. 333-199018) with respect to the Offering pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations of the SEC promulgated thereunder (the “Regulations”); and

WHEREAS, the Company’s registration statement on Form N-2 and the prospectus contained therein, as finally amended or supplemented on the date the registration statement is declared effective by the SEC (including financial statements, exhibits and all other documents related thereto filed as a part thereof), and any registration statement filed under Rule 462 of the Regulations, are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus,” except that (i) if the Company files a post-effective amendment to such registration statement, then the term “Registration Statement” shall, from and after the declaration of the effectiveness of such post-effective amendment by the SEC, refer to such registration statement as amended by such post-effective amendment, and the term “Prospectus” shall refer to the amended or supplemented prospectus then on file with the SEC, and (ii) if the Prospectus filed by the Company pursuant to Rule 497 of the Regulations shall differ from the prospectus on file at the time the Registration Statement or the most recent post-effective amendment thereto, if any, shall have become effective, then the term “Prospectus” shall refer to such prospectus filed pursuant to Rule 497 from and after the date on which it shall have been so filed; and

WHEREAS, the Managing Dealer, which has heretofore entered into a managing dealer agreement (the “Managing Dealer Agreement”) with the Company pursuant to which it has been designated the Managing Dealer on a best-efforts basis to offer and sell and manage the offer and sale by others of the Shares pursuant to the terms of such agreement, the Registration Statement and the Prospectus, is a corporation incorporated and presently in good standing in the State of Florida, and is presently (a) registered as a broker-dealer with the SEC; (b) a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and (c) licensed or registered with the authorities administering the securities laws in all fifty (50) states in the United States, the District of Columbia and the Commonwealth of Puerto Rico as a securities broker-dealer authorized to offer and sell to members of the public securities of the type represented by the Shares; and

WHEREAS, the Broker is an entity organized and presently in good standing in the state(s) and/or foreign or other jurisdictions in which it does business, and is presently (a) registered as a broker-dealer with the SEC; (b) a member in good standing of FINRA; and (c) licensed or registered (or exempt from such licensing or registration) with the appropriate regulatory agency of each jurisdiction in which it will offer and sell the Shares as a securities broker-dealer qualified to offer and sell to members of the public securities of the type represented by the Shares; and

WHEREAS, the offer and sale of the Shares shall be made pursuant to the terms and conditions of this Agreement and the Prospectus and, further, pursuant to the terms and conditions of all applicable federal securities laws and applicable securities laws of all jurisdictions in which the Shares are offered and sold; and

WHEREAS, the Managing Dealer desires to retain the Broker to use its best efforts to offer and sell classes of the Shares (individually, each a “Class”) as listed on Schedule I (as may be amended from time to time) on behalf of the Company, and the Broker is willing and desires to accept such retention, all upon the terms and conditions set forth in this Agreement and the Prospectus.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed between the Managing Dealer and the Broker as follows:

1.	Relationship.

(a)           Subject to and in accordance with the terms and conditions herein set forth, the Managing Dealer hereby retains the Broker to use its best efforts to effect offers and sales of all or any portion of the Shares pursuant to the Offering for the account of the Company (“Share Offers and Sales”). The Broker hereby accepts such retention and covenants, warrants and agrees to conduct Share Offers and Sales according to all of the terms and conditions of the Prospectus, all applicable state, federal and other jurisdictional laws, including the 1933 Act, and any and all regulations and rules pertaining thereto, heretofore or hereafter issued by the SEC and FINRA as well as all applicable laws and regulations of foreign jurisdictions. The Broker and its associated persons (as such term is defined under FINRA laws and regulations) shall have no authority to give any information or make any representations in connection with any offer or sale of the Shares other than as contained in the Prospectus, the Subscription Agreement (as defined below), and the Approved Sales Literature (as defined herein), each as amended and supplemented.

(b)           The Broker shall use its best efforts, promptly following receipt of written notice from the Managing Dealer of the effectiveness of the Registration Statement, to sell the Shares to persons in accordance with all such terms as are contained in this Agreement and in the Prospectus, as amended and supplemented. The Broker shall use and distribute, in connection with the offer and sale of the Shares, only the then current Prospectus, the Subscription Agreement, and such sales literature and advertising as shall have been approved in writing by the Company and/or the Managing Dealer (the “Approved Sales Literature”). The Managing Dealer reserves the right to establish such additional procedures as it may deem necessary to ensure compliance with the requirements of the Registration Statement, and the Broker shall comply with all such additional procedures to the extent that it has received written notice thereof.

(c)           In order to purchase Shares, the subscriber must complete and execute a subscription agreement substantially in the form filed as an exhibit to the Registration Statement (a “Subscription Agreement”).

(d)           The Broker shall instruct subscribers to make checks payable to the order of “UMB Bank, N.A., as EA For Corporate Capital Trust II” and shall promptly return any check made payable to any other party directly to the subscriber who submitted such check. The Broker shall instruct subscribers to wire funds directly to UMB Bank, N.A. (the “Escrow Agent”) as set forth in the Subscription Agreement. Checks or wires shall be made in a specific dollar amount rather than a specified quantity of shares, which may result in subscribers receiving fractional shares rather than full share amounts, as described in the Prospectus and subject to certain discounts as set forth in the Prospectus. Pursuant to the escrow agreement (the “Escrow Agreement”) among the Company, the Managing Dealer, and the Escrow Agent, all monies received for the purchase of Shares shall promptly be transmitted by the Broker to DST Systems, Inc., as the processing agent for the Escrow Agent (the “Processing Agent”), by the close of business on the next business day for deposit into an escrow account with the Escrow Agent established by the Company solely for such subscriptions, subject to Section 1(g) below. In accordance with Rule 10b-9 of the Securities Exchange Act of 1934, as amended, and the terms of the Escrow Agreement, in the event the Company has not sold $2,250,000 of Shares in this Offering or in separate private placement transactions outside of this Offering prior to the expiration of the “Initial Escrow Period,” as defined in the Escrow Agreement, then all of the escrowed funds shall be promptly returned to the respective subscribers in amounts equal to the amount paid by each of them, without deduction, penalty or interest to the subscriber.

(e)           Subscription Agreement documents for the Offering will be executed as described in the Prospectus. The Company will accept or reject each subscription within thirty (30) days of breaking escrow and thereafter, within thirty (30) days of receipt of a subscription. If a subscription solicited by the Broker is rejected, the Broker shall ensure that all related subscription funds plus any interest earned thereon, and without deduction for any expenses, are returned to the relevant subscriber within ten (10) business days following the date such subscription is rejected. A sale of a Share shall be deemed to be completed if and only if: (i) the Company has received a properly completed and executed Subscription Agreement, together with a check or wire transfer, from an investor who satisfies the applicable suitability standards and minimum purchase requirements for a Class of Shares set forth in the Prospectus, as amended and supplemented (the “Investor Standards and Requirements”) as determined by the Broker in accordance with the provisions of this Agreement; (ii) the Company has accepted such subscription; and (iii) such investor has been admitted as a shareholder of the Company. In addition, no sale of Shares shall be completed until at least five (5) business days after the date on which the subscriber receives a copy of the Prospectus.

(f)            The Broker hereby acknowledges and agrees that the Company, in its sole and absolute discretion, may accept or reject any subscription, in whole or in part, for any reason whatsoever, and no commission or marketing support fee will be paid to the Broker with respect to that portion of any subscription which is rejected.

(g)           Subscriber Subscription Agreements and checks shall be delivered and deposited or transmitted by the Broker to the Processing Agent of the Escrow Agent no later than the close of business on the first business day following their receipt by the Broker; provided, however, if the Broker receives Subscription Agreements and checks at a branch office and final supervisory review is conducted at a different location (the “Final Review Office”), then the branch office shall transmit the Subscription Agreements and checks to the Final Review Office by the close of business on the first business day following their receipt by the branch office and the Final Review Office shall review the Subscription Agreements and check to ensure their proper execution and form and, if they are acceptable, deliver the Subscription Agreements and deposit or transmit the checks to the Processing Agent of the Escrow Agent by the close of business on the first business day after their receipt by the Final Review Office.

2.	Compensation of Broker.

Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended and supplemented from time to time:

(a)           Up-Front Selling Commission. As compensation for completed sales of Shares and for services to be rendered by the Broker hereunder, the Managing Dealer shall reallow to the Broker an upfront selling commission in an amount of up to the corresponding Class percentage set forth on Schedule I of gross proceeds of such completed sales of Shares, subject to reduction as specified in this Section 2 and the Prospectus as amended or supplemented from time to time.

(b)           Up-Front Dealer Manager Fee. The Managing Dealer may reallow to the Broker, in its sole discretion, all or a portion of the dealer manager fee received by it as an upfront marketing support fee in an amount of up to the corresponding Class percentage set forth on Schedule I of gross proceeds of completed sales of Shares by the Broker, provided that Broker that has executed the addendum to this Agreement, attached as Schedule I, pursuant to which the Broker agrees to use its internal marketing support personnel to assist the Managing Dealer’s marketing team and their internal marketing communication tools to promote the Company as more specifically set forth therein, subject to reduction as specified in this Section 2 and the Prospectus as amended or supplemented from time to time. Broker agrees to inform their clients of the specific fees and commissions paid to Broker Pursuant to this Agreement.

(c)           Such rates shall remain in effect during the full term of this Agreement unless otherwise changed by a written agreement between the parties hereto. Such compensation shall be payable to the Broker by the Managing Dealer after such acceptance of the Subscription Agreement; provided however, that commissions and dealer manager fees shall not be paid by the Managing Dealer to the Broker until any and all commissions or dealer manager fees or commissions payable by the Company to the Managing Dealer have been received by the Managing Dealer; (ii) until the Minimum Proceeds (as defined in the Escrow Agreement) have been raised; and (iii) to the extent the commission or fees payable to any broker dealer or investor representative exceeds the amount allowed by any regulatory agency. Broker acknowledges that, if the Company pays commissions, dealer manager fees or distribution and shareholder servicing fees to the Managing Dealer, the Company is relieved of any obligation for commissions or the reallowance of such fees or charges, as applicable, to the Broker. The Company may rely on and use the preceding acknowledgement as a defense against any claim by the Broker for commissions or any such fees or charges the Company pays to the Managing Dealer but that the Managing Dealer fails to remit to the Broker. The Company (and the Managing Dealer) may pay reduced commissions and/or marketing support fees or may eliminate such compensation on certain sales of Shares, including the reduction or elimination of compensation in accordance with the following paragraphs of this Section 2. Any such reduction or elimination of compensation will not, however, change the net proceeds to the Company;

(d)           Notwithstanding anything to the contrary contained in this Section 2, in the event that the Managing Dealer has reallowed any commission and/or fees to the Broker for the sale of one or more Shares and the subscription is rescinded or rejected as to one or more of the Shares covered by such subscription, the Broker shall pay the amount specified to the Managing Dealer within ten (10) days following mailing of notice to the Broker by the Managing Dealer stating the amount owed as a result of rescinded or rejected subscriptions and if the Broker fails to pay such amount, the Managing Dealer shall have the right to offset such amounts owed against future compensation due and otherwise payable to the Broker (it being understood and agreed that such right to offset shall not be in limitation of any other rights or remedies that the Managing Dealer may have in connection with such failure).

(e)           Subject to availability of such discounts in the Prospectus for a particular Class, the following persons and entities may purchase Shares net of the up-front selling commissions and the up-front dealer manager fee (assuming no other discounts apply): (i) the investment adviser and investment sub-adviser to the Company (collectively, the “Advisor”) or an affiliate of the Advisor, the Company’s officers and trustees and their immediate family members, (ii) the officers and associated persons of the Advisor and their affiliates and their immediate family members (including spouses, parents, grandparents, children and siblings); (iii) a registered principal or representative of the Managing Dealer or a participating broker and their immediate family members; (iv) other individuals designated by the Company’s executive management; (v) if approved by the Company’s board of trustees, joint venture partners, consultants and other service providers; (vi) a client of an investment adviser registered under the Investment Advisers Act of 1940, as amended, or under applicable state securities laws (other than any registered investment adviser that is also registered as a broker dealer, with the exception of clients who have “wrap” accounts which have asset based fees with such dually registered investment adviser/ broker dealer); and (vi) a person investing in a bank trust account with respect to which the decision-making authority for investments made has been delegated to the bank trust department. The amount of proceeds to the Company will not be affected by reducing or eliminating commissions and marketing support fees payable in connection with sales to investors described in this paragraph.

(f)            Subject to availability of a volume discounts schedule set forth in the “Plan of Distribution” section of the Prospectus for a particular Class, the amount of selling commissions otherwise payable may be reduced or eliminated with respect to sales to a subscriber or group of subscribers based upon the aggregate of Shares purchased by such subscriber or group through the Broker. The Broker shall assume exclusive responsibility for failures with respect to the calculation, offer, or omissions of investor qualifications for reduced commissions under discounts for volume purchases or otherwise, as described in the Prospectus. To the extent an investor qualifies for a volume discount on a particular purchase, such investor’s subsequent purchases, regardless of the Shares subscribed for in such purchases, will also qualify for: (i) that volume discount; or (ii) to the extent the subsequent purchase when aggregated with the prior purchases qualifies for a greater volume discount, such greater discounts. For purposes of determining the applicability of discounts, a single “purchaser” shall have the same meaning as in the Prospectus.

(g)           Shareholder Servicing and Distribution Fee. As may be applicable for a particular Class of Shares and subject to the executed the addendum to this Agreement attached as Schedule I, the Managing Dealer may reallow to the Broker, in its sole discretion, all or a portion of the ongoing distribution and shareholder servicing fee received by the Managing Dealer (as more specifically described in the Managing Dealer Agreement and the Prospectus, each a “Distribution Fee”) as compensation for the sale of Shares in the Offering and for all ongoing shareholder services to be rendered, to the extent that Schedule I provides for such a reallowance.

(h)           No up-front selling commissions, up-front marketing support fees or Distribution Fee will be paid to the Broker in connection with any Shares purchased through the Company’s distribution reinvestment plan.

(i)             Notwithstanding anything to the contrary contained herein, in no event shall total aggregate underwriting compensation payable to the Managing Dealer and any participating broker dealer in connection with the Offering, including, but not limited to, commissions, the dealer manager fee and the Distribution Fee, exceed ten percent (10%) of gross offering proceeds from the Offering, excluding proceeds from the Company’s distribution reinvestment plan.

3.	Association with Other Dealers

It is expressly understood between the Managing Dealer and the Broker that the Managing Dealer may cooperate with respect to Share Offers and Sales with other broker dealers who are registered as broker dealers with the SEC, members of FINRA and duly licensed by the appropriate regulatory agency of each jurisdiction in which they will conduct Share Offers and Sales, or with broker dealers exempt from all such registration requirements. Such other participating broker dealers may be retained by the Managing Dealer as brokers on terms and conditions identical or similar to this Agreement and shall receive such rates of compensation as are agreed to between the Managing Dealer and the respective other participating broker dealers and as are in accordance with the terms of the Registration Statement. The Broker understands that, to that extent, such other participating broker dealers shall compete with the Broker in conducting Share Offers and Sales.

4.	Conditions of the Broker’s Obligations.

The Broker’s obligations hereunder are subject, during the full term of this Agreement and the Offering, to the conditions that: (a) at the effective date of the Registration Statement and thereafter during the term of this Agreement while any Shares remain unsold, the Registration Statement shall remain in full force and effect authorizing the Offering; (b) no stop order suspending the effectiveness of the Offering or other order restraining the Offering shall have been issued nor proceedings therefore initiated or threatened by any state regulatory agency or the SEC; and (c) the Managing Dealer shall have performed all of its obligations hereunder.

5.	Conditions to the Managing Dealer’s Obligations.

The obligations of the Managing Dealer hereunder are subject, during the full term of this Agreement and the Offering, to the conditions that: (a) at the effective date of the Registration Statement and thereafter during the term of this Agreement while any Shares remain unsold, the Registration Statement shall remain in full force and effect authorizing the Offering; (b) no stop order suspending the effectiveness of the Offering or other order restraining the Offering shall have been issued nor proceedings therefore initiated or threatened by any state regulatory agency or the SEC; and (c) the Broker shall have performed all of its obligations hereunder.

6.	Representations, Warranties and Covenants of the Managing Dealer.

The Managing Dealer represents, warrants and covenants during the full term of this Agreement that:

(a)           The Managing Dealer is duly incorporated, validly existing, and in good standing under the laws of the state of Florida.

(b)           The Managing Dealer is a member of FINRA and is a broker dealer registered as such with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and under the securities laws of all fifty states in the United States, the District of Columbia and the Commonwealth of Puerto Rico, and has the authority to engage in the public offer and sale of securities of the type represented by the Shares.

(c)          The Managing Dealer has the requisite corporate power and authority to execute this Agreement and to perform its duties hereunder, and the execution and delivery by it of this Agreement and the consummation of the transactions herein contemplated will not result in any violation of, or be in conflict with, or constitute a default under, its organizational documents or any agreement or instrument to which the Managing Dealer is a party or by which the Managing Dealer or its properties are bound, or any judgment, decree, order, or, to its knowledge, any statute, rule or regulation applicable to it.

(d)           This Agreement has been duly authorized by the Managing Dealer and when executed and delivered by the Managing Dealer and the other party hereto, will be the Managing Dealer’s legal, valid and binding agreement, enforceable in accordance with its terms, except to the extent that the enforceability hereof may be limited by: (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or similar laws from time to time in effect and affecting the rights of creditors generally; (ii) limitations upon the power of a court to grant specific performance or any other remedy with respect to the enforcement of this Agreement; (iii) judicial discretion; or (iv) the extent that the indemnification provisions of this Agreement are or may be held to be in violation of public policy (under either state or federal law) in the context of the offer, offer for sale, or sale of securities.

(e)           The Managing Dealer agrees to have in place and adhere to a commercially reasonable program of customer privacy in compliance with applicable laws and industry best practices designed to assure the confidentiality and security of confidential investor information, as required by Regulation S-P and other applicable laws. The Managing Dealer will promptly notify the Broker of any breaches of security or loss of confidential customer information in respect of investors in the Company.

(f)            The Managing Dealer agrees to have in place and adhere to a “business continuity plan” in conformity with the rules of FINRA and to cooperate with the Broker on business continuity plan matters.

(g)           The Managing Dealer shall use its best efforts to cause the Company to maintain the effectiveness of the Registration Statement and to file such applications or amendments to the Registration Statement as may be reasonably necessary for that purpose.

(h)           The Managing Dealer shall advise the Broker whenever and as soon as it receives or learns of any order issued by the SEC or the regulatory agency of any jurisdiction which suspends the effectiveness of the Registration Statement or prevents the use of the Prospectus or which otherwise prevents or suspends the Offering, or receives notice of any proceedings regarding any such order.

(i)            The Managing Dealer shall use its best efforts to prevent the issuance of any order described herein at subparagraph (h) hereof and to obtain the lifting of any such order if issued.

(j)            The Managing Dealer shall give the Broker notice when the Registration Statement becomes effective and shall deliver to the Broker such number of copies of the Prospectus, and any supplements and amendments thereto, which are filed with the SEC, as the Broker may reasonably request for Share Offers and Sales. This delivery may be in electronic format.

(k)           The Managing Dealer shall promptly notify the Broker of any post-effective amendments or supplements to the Registration Statement or Prospectus, and shall furnish the Broker with copies of any revised Prospectus and/or supplements and amendments to the Prospectus. This delivery may be in electronic format.

7.	Representations, Warrants and Covenants of the Broker.

The Broker represents, warrants and covenants during the full term of this Agreement that:

(a)           The Broker is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was formed.

(b)          The Broker is a member of FINRA and a broker dealer registered as such with the SEC under the 1934 Act, and under the securities laws of the jurisdictions in which the Shares are to be offered or sold, and has the authority to engage in the public offer and sale of securities of the type represented by the Shares.

(c)           The Broker has the requisite entity power and authority to execute this Agreement and to perform its duties hereunder, and the execution and delivery by it of this Agreement and the consummation of the transactions herein contemplated will not result in any violation of, or be in conflict with, or constitute a default under, its organizational documents or any agreement or instrument to which the Broker is a party or by which the Broker or its properties are bound, or any judgment, decree, order, or, to its knowledge, any statute, rule or regulation applicable to it.

(d)           This Agreement has been duly authorized by the Broker, and when executed and delivered by the Broker and the other parties hereto, will be the Broker’s legal, valid and binding agreement, enforceable in accordance with its terms, except to the extent that the enforceability hereof may be limited by: (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or similar laws from time to time in effect and affecting the rights of creditors generally; (ii) limitations upon the power of a court to grant specific performance or any other remedy with respect to the enforcement of this Agreement; (iii) judicial discretion; or (iv) the extent that the indemnification provisions of this Agreement are or may be held to be in violation of public policy (under either state or federal law) in the context of the offer, offer for sale, or sale of securities.

(e)           The Broker agrees to have in place and adhere to a commercially reasonable program of customer privacy in compliance with applicable laws and industry best practices designed to assure the confidentiality and security of confidential investor information, as required by Regulation S-P and other applicable laws. The Broker will promptly notify the Managing Dealer of any breaches of security or loss of confidential customer information in respect of investors in the Company.

(f)           The Broker agrees to have in place and adhere to a “business continuity plan” in conformity with the rules of FINRA and to cooperate with the Managing Dealer on business continuity plan matters.

(g)          The Broker agrees that all Share Offers and Sales will be made in compliance with: (i) the terms of the Registration Statement, the Prospectus and this Agreement; (ii) the requirements of applicable federal and state securities laws and regulations; and (iii) the applicable rules of FINRA, including, without limitation, FINRA Rule 2040, FINRA Rule 2121, FINRA Rule 2210, FINRA Rule 2310 and FINRA Rule 5141.

(h)          The Broker shall offer and sell Shares only in jurisdictions where and in a manner that the Shares may be legally offered and sold, only through Broker’s registered representatives appropriately registered and licensed to sell Shares in such jurisdictions, only to the extent the Broker is approved to sell each Class of Shares as set forth on Schedule I of this Agreement, and only to such persons in such jurisdictions who shall be legally qualified to purchase the Shares and otherwise suitable for a particular Class of Shares. The Company is responsible, at or prior to the time the Registration Statement becomes effective, to qualify the Shares for offering and sale under the securities laws of such jurisdictions as the Company shall elect. The Managing Dealer assumes no obligation or responsibility in respect of the qualification of the Shares under the laws of any jurisdiction. The blue sky survey for the Company indicates or will indicate the jurisdictions where it is believed that offers and sales of the Shares may be effected under the applicable blue sky, state or other securities laws. In effecting offers or sales in a jurisdiction, the Broker will comply with all special conditions and limitations imposed by such jurisdiction, as set forth in the blue sky survey for the Company. If the blue sky survey for the Company is not enclosed herewith, it will be made available to the Broker at a later date. In no circumstances will the Broker engage in any activities hereunder in any jurisdiction: (i) which is not listed in the blue sky survey as a jurisdiction where offers and sales of the Shares may be effected under the blue sky or securities laws of such jurisdiction or (ii) in which Broker may not lawfully so engage. The blue sky survey shall not be considered Approved Sales Literature.

(i)           The Broker shall assure that Shares are offered (both at the time of an initial subscription and at the time of any additional subscriptions, including initial enrollments and increased participations in the distribution reinvestment plan) only to prospective investors who, in each case:

 (i)            meets the Investor Standards and Requirements;

 (ii)           can reasonably benefit from an investment in the Shares based on the prospective investor’s overall investment objectives and portfolio structure;

 (iii)          is able to bear the economic risk of the investment based on such prospective investor’s overall financial situation; and

(iv)           has an apparent understanding of (A) the fundamental risks of the investment; (B) the risk that such prospective investor may lose its entire investment; (C) the lack of liquidity of the Shares; (D) the restrictions on transferability of the Shares; (E) the background and qualifications of the Advisor and its affiliates; and (F) the need for such prospective investor to consult with its own advisers regarding any tax consequences to such prospective investor of an investment in the Shares.

The Broker will make the determinations required to be made by it pursuant to this subparagraph for each purchase of Shares by an investor, including any purchases pursuant to the distribution reinvestment plan, based on information it has obtained from a prospective investor, including, at a minimum, but not limited to, the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments and information gathered pursuant to FINRA’s anti-money laundering rules and the SEC’s current books and records rules, as well as any other pertinent factors deemed by the Broker to be relevant. Broker understands and acknowledges that the Company may offer Shares in multiple classes, and represents and warrants that it has established compliance procedures designed to ensure (i) that its customers are made aware of the terms of each class of Shares available from the Broker, (ii) that each customer is offered only Shares that are suitable investments for him or her, (iii) that each customer is given the opportunity to obtain sales charge break points or other sales charge reductions and discounts as detailed in the Prospectus, and (iv) proper supervision of its representatives in recommending and offering the Shares of multiple Classes to its customers.

(j)         In addition to complying with the provisions of the subparagraphs herein, and not in limitation of any other obligations of the Broker to determine suitability imposed by federal law or the law of a sales jurisdiction, the Broker agrees that it will comply fully with all of the applicable provisions of FINRA’s Rules, and the following provisions:

(i)             The Broker shall have reasonable grounds to believe, based upon information provided by the investor concerning his investment objectives, other investments, financial situation and needs, and upon any other information known by the Broker, that (A) each investor to whom the Broker sells Shares is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits (including tax benefits) of an investment in the Shares, (B) each investor to whom the Broker sells Shares has a fair market net worth sufficient to sustain the risks inherent in an investment in the Shares (including potential loss and lack of liquidity), and (C) the Shares otherwise are or will be a suitable investment for each investor to whom it sells Shares, and the Broker shall maintain files disclosing the basis upon which the determination of suitability was made;

(ii)            The Broker shall not execute any transaction involving the purchase of Shares in a discretionary account without prior written approval of the transaction by the investor;

(iii)           The Broker is solely responsible for its obligations under Section 11 of the 1933 Act and shall have reasonable grounds to believe, based upon the information made available to it, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluating the Shares;

(iv)           In making the determination set forth in subparagraph (iii) herein, the Broker shall evaluate items of compensation, physical properties, tax aspects, financial stability and experience of the Company’s sponsors, conflicts of interest and risk factors, appraisals and other reports, as well as any other information deemed pertinent by it;

(v)            If the Broker relies upon the results of any inquiry conducted by another member of FINRA or any other third party with respect to the obligations set forth in subparagraphs (iii) or (iv) herein, the Broker shall have reasonable grounds to believe that such inquiry was conducted with due care, that the persons conducting or directing the inquiry consented to the disclosure of the results of the inquiry and that the person who participated in or conducted the inquiry is not the Managing Dealer or a sponsor or an Affiliate of the sponsor of the Company;

(vi)           The Broker will assume exclusive responsibility for failures with respect to the calculation, offer, or omissions of investor qualifications for reduced commissions under discounts for volume purchases or otherwise, as described in the Prospectus, and the Broker will not place orders for Shares in amounts just below the point at which commissions are reduced so as to benefit from a higher commission applicable to an amount below a breakpoint, and will assume exclusive responsibility for failures with respect to the calculation, offer, failure to offer, or omission of investor qualifications for reduced commissions under breakpoints for volume purchases.

(vii)          Prior to executing a purchase transaction in the Shares, the Broker shall have informed the prospective investor of all pertinent facts relating to the lack of liquidity and marketability of the Shares; and

(viii)         The Broker shall comply with all applicable law, rules, regulations or available class exemptions for client accounts that are subject to or covered under the Employee Retirement Income Security Act of 1974, as amended from time to time, including accounts defined under section 4975(e)(1)(B) through (F) of the Internal Revenue Code of 1986 (Code).

(k)          In each jurisdiction, the Broker will permit only those of its agents, employees or representatives, who have effective registrations in such jurisdiction, as and if required by the securities or “blue sky” laws of such jurisdiction or similar securities laws of such jurisdictions, to review the suitability of Shares for, to offer Shares for sale to, or solicit offers to buy Shares from, or otherwise negotiate with respect to, discuss the terms or merits of an investment in the Shares with, or provide any documents relating to the Shares to, any investors resident in such jurisdiction.

(l)           The Broker agrees to comply with the provisions of the Omnibus Guidelines of the North American Securities Administrators Association, Inc.

(m)         The Broker agrees to retain in its files, for that period of time which shall comply with all applicable federal, state, jurisdictional and other regulatory requirements, information that will establish that each subscriber purchasing Shares falls within the permitted class of investors and will update all such information as may be required under FINRA’s anti-money laundering rules, customer identification procedures and the SEC’s books and records rules.

(n)         The Broker shall conduct solicitation and other activities only in accordance with this Agreement, the Prospectus, the 1933 Act and the applicable rules and regulations of the SEC and FINRA.

(o)         The Broker acknowledges receipt of copies of the Prospectus describing the terms of the Offering and the Shares offered thereby, including the Subscription Agreement as an attachment thereto. Neither the Broker nor any other person is authorized by the Company or the Managing Dealer to give, and neither the Broker nor any other person shall give, any information or make any representations (written or oral) in connection with this Agreement or the Offering of the Shares other than those contained in the Prospectus and Approved Sales Literature. Broker agrees that it will deliver a copy of the Prospectus as amended and supplemented to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor. Without limiting the generality of the foregoing, the Broker agrees not to publish, circulate or otherwise use any other advertisement or solicitation material other than the Prospectus and Approved Sales Literature. Further, the Broker agrees that should it distribute any Approved Sales Literature to prospective purchasers, such distribution shall be accompanied or preceded by the Prospectus as then currently in effect. Broker agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing that is supplied to it by the Managing Dealer and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. Broker agrees that it will not show or give to any investor or prospective investor in a particular jurisdiction any material or writing that is supplied to it by the Managing Dealer if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction. Broker agrees that it will not use in connection with the offer or sale of Shares any material or writing that relates to another company supplied to it by the Company or the Managing Dealer bearing a legend that states that such material may not be used in connection with the offer or sale of any securities of the Company.

(p)           The Broker represents that it has not engaged, and agrees that it will not engage, in any activity in respect of the Shares in violation of the 1934 Act, including Rule l0b-5 and Regulation M thereunder. The Broker agrees that any Shares purchased for its own account will be for investment purposes.

(q)           So long as the Shares have not been listed on a national securities exchange or The NASDAQ Stock Market, the Broker shall, in recommending the purchase, sale or transfer of Shares to an investor: (i) inform such investor of all pertinent facts relating to the lack of liquidity and marketability of Shares; and (ii) have reasonable grounds to believe, based on information obtained from the investor, that an investment in the Shares is suitable for such investor.

(r)            The Broker shall not, directly or indirectly, pay or award any finder’s fees, commissions or other compensation to any persons engaged by a potential investor for investment advice as an inducement to such advisor to advise the potential investor to purchase Shares in the Company.

(s)           The Broker hereby confirms that it is familiar with 1933 Act Release No. 4968 and Rule 15c2-8 under the 1934 Act, relating to the distribution of preliminary and final prospectuses, and confirms that it has complied, and will comply therewith. Regardless of the termination of this Agreement, Broker will deliver a Prospectus (as amended and supplemented) in transactions in Shares for a period of 90 days from the effective date of the Registration Statement or such other period as may be required by the 1934 Act or the rules and regulations thereunder.

(t)            The Broker shall not in any way participate in, or effect the sale or transfer of Shares in connection with, a tender offer with respect to the Company’s common shares, whether or not such offer is subject to Section 14(d)(1) of the 1934 Act, other than with the written consent of the Company and/or the Managing Dealer.

(u)           Neither the Broker, nor any officer, director, employee or agent of the Broker, shall disclose to any person, other than an officer, director, employee or agent of the Broker, any password relating to a restricted website or portion of a website provided to such Broker in connection with the Offering. Neither the Broker, nor any officer, director, employee or agent of the Broker, shall disclose to any person, other than an officer, director, employee or agent of the Broker, any material downloaded from such a restricted website or portion of a website.

(v)           The Broker shall verify the identity of each investor to whom it offers and sells shares under its “customer identification program” and verify the source of the investor’s funds as required by the anti-money laundering rules of FINRA, the SEC and the Department of Treasury, and shall screen such investors against current lists of individuals and organizations available from the Office of Foreign Asset Control (“OFAC”). The Broker shall not accept subscriptions from any person, entity or organization in a blocked jurisdiction. The Broker shall file any necessary or appropriate suspicious activity reports and currency transaction reports and other reports required under applicable “know your customer” and “anti-money laundering” laws and regulations in respect of investors or potential investors. The Broker has in place and adheres to a comprehensive anti-money laundering program that meets the requirements of FINRA Rule 3310, Department of Treasury regulations issued pursuant to Title III of the USA PATRIOT Act and other applicable laws and regulations. The Broker agrees to cooperate with the Company and the Managing Dealer in gathering additional information in respect of an investor or the source of the investors’ funds as reasonably requested by the Managing Dealer or the Company, and agrees to cooperate with the Company and the Managing Dealer in connection with anti-money laundering laws and regulations. By forwarding an investor’s subscription information to the Company, the Broker represents and warrants that it has verified the identity of the investor and the source of the investor’s funds, that the investor is not listed on the OFAC list, and that the Broker, after conducting commercially reasonable diligence, is not aware of any suspicious or illegal activity associated with the investor or the source of the investor’s funds.

(w)         The Broker hereby confirms that if it intends to use electronic delivery to distribute the Prospectus to any person that has the ability to view and download electronically delivered documents, it agrees that:

(i)             It will view and download any documents electronically delivered to it by the Managing Dealer; and

(ii)            It will comply with all applicable requirements of the SEC and FINRA and any laws or regulations related to the electronic delivery of documents.

(x)          The Broker shall be entitled to submit Subscription Agreements using facsimile signatures and hereby agrees to acknowledge such facsimile signatures as if they were an original execution, and such Subscription Agreements shall be deemed as executed when an executed facsimile thereof is transmitted to the Company or the Managing Dealer.

(y)         The Broker shall keep strictly confidential all Offering due diligence materials, including all materials that it may produce or that may be provided to it by any party including its agents or counsel.

(z)          The Broker agrees to be bound by the terms of the Escrow Agreement among UMB Bank, N.A., as escrow agent, the Managing Dealer and the Company, copies of which are available upon request and the Broker further agrees that it will not represent or imply that UMB Bank, N.A., as the escrow agent identified in the Prospectus, has investigated the desirability or advisability of an investment in the Company or has approved, endorsed or passed upon the merits of the Shares or of the Company, nor will the Broker use the name of said escrow agent in any manner whatsoever in connection with the offer or sale of the Shares other than by acknowledgment that it has agreed to serve as escrow agent.

8.	Payment of Costs and Expenses.

(a)          The Broker shall pay all costs and expenses incident to the performance of its obligations under this Agreement, including:

(i)             all expenses incident to the preparation, printing and filing of all advertising originated by the Broker and approved by the Company and Managing Dealer related to Share Offers and Sales; and

(ii)           all other costs and expenses incurred in connection with its sales efforts related to Share Offers and Sales that are not expressly assumed by the Company in the Managing Dealer Agreement or otherwise specifically agreed upon in writing in advance by the Managing Dealer.

(b)         Subject to the Broker or its agent providing itemized and detailed invoices and obtaining prior written approval from the Managing Dealer, and subject further to the Managing Dealer receiving reimbursement from the Company, the Managing Dealer may reimburse the Broker for its bona fide due diligence expenses incurred in connection with the Offering. All reimbursements shall be made in accordance with, and subject to restrictions and limitations imposed under the Prospectus, existing FINRA rules and all other applicable laws and regulations.

9.	Indemnification.

(a)           The Broker agrees, to the extent permitted by applicable federal and state law (including, without limitation, federal and state securities law), to indemnify, defend and hold harmless the Company, the Managing Dealer, and their respective officers, directors, partners, employees, associated persons, agents and control persons (collectively, the “Managing Dealer Indemnified Persons”) from and against any and all losses, claims, damages, liabilities and expenses, including reasonable legal and other expenses incurred in defense of any thereof, whether joint or several, under the 1933 Act or otherwise (collectively, “Losses”), to which they or any of them may (or may be threatened to) become subject, insofar as such Losses or any Proceedings (as defined below) in respect thereof arise out of or are based upon: (i) a breach or alleged breach by the Broker of any of its representations, warranties or covenants in this Agreement, (ii) any untrue statement or alleged untrue statement of any material fact made by the Broker to any offeree or purchaser of any of Shares (other than any statement contained in the Prospectus or any Approved Sales Literature, or any amendment or supplement thereto, except for information supplied by the Broker), or (iii) any omission or alleged omission by the Broker to state to any offeree or purchaser of any Shares a material fact necessary in order to make the statements made to such offeree or purchaser not misleading in light of the circumstances under which they were made (other than any such material fact omitted from the Prospectus or any Approved Sales Literature, or any amendment or supplement thereto unless such omission is based on information supplied by the Broker); and the Broker shall reimburse each Managing Dealer Indemnified Person for any reasonable legal or other expenses (including, but not limited to, reasonable attorneys’ fees) as incurred by such Managing Dealer Indemnified Person in connection with investigating or defending any actual or threatened claim, action, suit or other proceeding in respect of any Loss (a “Proceeding”), whether or not resulting in any liability. For purposes of this Section 9, “control person” means, with respect to any particular person, any other person who possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such particular person, whether through the ownership of voting securities, by contract, or otherwise.

(b)           The Managing Dealer shall indemnify, defend and hold harmless the Broker and its officers, directors, partners, employees, associated persons, agents and control persons from and against any and all Losses to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon a breach or alleged breach by the Managing Dealer of any of its representations, warranties or covenants in this Agreement; and shall reimburse any reasonable legal or other expenses (including, but not limited to, reasonable attorneys’ fees) as incurred by the Broker in connection with investigating or defending any Proceeding, whether or not resulting in any liability.

(c)           If the rights to indemnification provided for in this Section 9 would by their terms be available to a person hereunder (each, an “Indemnified Party”), but is held to be unavailable by a court of competent jurisdiction for any reason other than because of the terms of such indemnification provision, then the Managing Dealer and the Broker, to the extent an indemnifying party with respect to an Indemnified Party (each, to such extent, an “Indemnifying Party”), shall contribute to the aggregate of such losses, claims, damages and liabilities as are contemplated in those paragraphs (including, but not limited to, any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any claim, action, suit or proceeding) in the ratio in which the net proceeds of the Offering of Shares have been actually received and retained by such Indemnifying Party. For purposes of the preceding sentence, proceeds, commissions, marketing support fees, due diligence expense reimbursements or other amounts paid to the Managing Dealer under the Managing Dealer Agreement and paid by the Managing Dealer to the Broker under this Agreement shall not be deemed received and retained by the Managing Dealer. However, the right of contribution described in the preceding sentences is subject to the following limitation: No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(d)           Any Indemnified Party entitled to contribution or indemnification under this Section 9 will, promptly after receipt of such notice of commencement of any action, suit, proceeding or claim against him or it in respect of which a claim for contribution or indemnification may be made against another Indemnifying Party or Indemnifying Parties, notify such other Indemnifying Party or Indemnifying Parties. Failure to so notify such other Indemnifying Party or Indemnifying Parties shall not relieve such other Indemnifying Party or Indemnifying Parties from any other obligation it or they may have hereunder or otherwise, unless the Indemnifying Party has been materially prejudiced in its ability to defend the action as a result of such delay. If such other Indemnifying Party or Indemnifying Parties are so notified, such other Indemnifying Party or Indemnifying Parties shall be entitled to participate in the defense of such action, suit, proceeding or claim at its or their own expense or in accordance with arrangements satisfactory to all parties who may be required to contribute. After notice from such other Indemnifying Party or Indemnifying Parties to the Indemnified Party entitled to contribution or indemnification of its or their acknowledgement of its or their obligations hereunder and its or their election to assume its or their own defense, the Indemnifying Party or Indemnifying Parties so electing shall not be liable for any legal or other expenses of litigation subsequently incurred by the Indemnified Party entitled to indemnification or contribution in connection with the defense thereof, other than the reasonable costs of investigation. No party shall be required to contribute or provide indemnification with respect to the settlement amount of any action or claim settled without its consent.

10.	Term and Termination.

(a)           This Agreement shall become effective as of the date set forth in the preamble to this Agreement. Either party may terminate this Agreement at any time for any reason by giving by two days’ prior written notice to the other party; provided, however, that this Agreement shall in any event automatically terminate at the first occurrence of any of the following events: (i) the Company shall be dissolved, listed on a securities exchange, or liquidated; (ii) the Managing Dealer Agreement has expired or been terminated; or (iii) the Broker’s license or registration to act as a broker dealer shall be revoked or suspended by any federal, self-regulatory or state or other jurisdictional agency and such revocation or suspension is not cured within ten (10) days from the date of such occurrence. In any event, this Agreement shall be deemed suspended during any period for which such license is revoked or suspended. Additionally, either party may terminate this Agreement with respect to any Class at any time for any reason by giving two days’ written notice to the other party whereby such termination of this Agreement with respect to a specific Class will not cause the Agreement to terminate with respect to any other Class.

(b)           The following provisions shall survive any termination or expiration of this Agreement and remain operative and in full force and effect: Sections 1(d), Section 2 (including ongoing payment of a Distribution Fee as may be applicable to a Class of Shares pursuant to the Prospectus), 7(g), 7(r), and Sections 8 through 13. In addition to any other obligations of the Broker that survive the expiration or termination of this Agreement, the Broker, upon the expiration or termination of this Agreement, shall (i) promptly forward to the Company any and all funds in its possession which were received from investors for the sale of Shares; and (ii) promptly deliver to the Company all records and documents in its possession which relate to the Offering and are not designated as dealer copies. The Broker, at its sole expense, may make and retain copies of all such records and documents, but shall keep all such information confidential.

11.	Notices.

All notices and communications hereunder shall be in writing and shall be deemed to have been given and delivered when deposited in the United States mail, postage prepaid, registered or certified mail, to the applicable address set forth in this Section 11.

If sent to the Managing Dealer:

CNL Securities Corp.

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Attention: Corporate Counsel

If sent to the Broker:

Any Party may change its address specified above by giving each other party notice of such change in accordance with this Section.

12.	Successors.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives and successors. Broker shall have no right to assign this Agreement or any of its rights hereunder or to delegate any of its obligations. Any purported assignment or delegation by Broker shall be null and void. The Managing Dealer shall have the right to assign any or all of its rights and obligations under this Agreement by written notice of any such assignment to Broker, and Broker shall be deemed to have consented to such assignment by execution hereof.

13.	Miscellaneous.

(a)           This Agreement shall be construed in accordance with the applicable laws of the State of Florida, excluding the choice of law provisions thereof. If it becomes necessary for any party to this Agreement to institute litigation to enforce or construe any of its terms, then the prevailing party in such action shall be entitled to recover an award of reasonable attorneys’ fees. Any aggrieved party may proceed to enforce its rights in the appropriate action at law or in equity. Venue for all suits arising out of this Agreement shall lie exclusively in the courts of Orange County, Florida. By execution of this Agreement, each party hereby submits itself to the in personam jurisdiction of all courts of Orange County, Florida, and waives any right they may have to seek any change of jurisdiction or venue.

(b)           Nothing in this Agreement shall constitute the Broker as in association with or in partnership with the Managing Dealer or the Company. Instead, this Agreement shall only authorize the Broker to sell the Shares according to the terms as expressly set forth herein; provided, further, that the Broker shall not in any event have any authority to act as the agent or broker of the Managing Dealer except according to the terms expressly set forth herein.

(c)           This Agreement and the exhibits and schedules (collectively, the Agreement”) hereto embody the entire understanding between the parties. For the avoidance of doubt, Schedule I (as it may be amended from time to time) is, by this reference, incorporated into and made a part of this Agreement. No variation, modification or amendment to this Agreement shall be deemed valid or effective unless it is in writing and signed by both parties hereto.

(d)           If any provision of this Agreement shall be deemed void, invalid or ineffective for any reason, the remainder of the Agreement shall remain in full force and effect. Any capitalized terms used herein without definition shall have the meanings given to them in the Prospectus. In the event of a conflict between this Agreement and the Prospectus, the Prospectus will control.

(e)           The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

(f)           The Company shall be a third party beneficiary of Section 9(a) of this Agreement; otherwise there shall be no third party beneficiaries of this Agreement, and other than the Company with respect to Section 9(a) herein, no provision of this Agreement is intended to be for the benefit of any person or entity not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement. Further, no third party shall by virtue of any provision of this Agreement have a right of action or an enforceable remedy against either party to this Agreement.

(g)           This Agreement may be executed in counterpart copies with electronic or facsimile signatures, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have each duly executed this Participating Broker Agreement as of the day and year set forth in the preamble hereto.

BROKER	MANAGING DEALER FOR
CORPORATE CAPITAL TRUST II

CNL SECURITIES CORP.
(Name of Broker)

By:	By:
Printed Name:	Printed Name:
Title:	Title:

Schedule I

Addendum to Participating Broker Agreement

Name of Broker: _____________________________________

The following reflects the Selling Commission, Marketing Support Fee and/or Distribution Fee as agreed upon between CNL Securities Corp. (the “Managing Dealer”) and the Broker, effective as of the effectiveness of the Participating Broker Agreement (the “Agreement”) between the Managing Dealer and the Broker in connection with the offering of Shares of Corporate Capital Trust II (the “Company”).

(A) Marketing Support Fee. Eligibility to receive the reallowance of the marketing support fee described herein for any Share Class which Broker is authorized and elects to sell is conditioned upon the Broker’s compliance with one or more of the following conditions:

(i) The Broker has and uses internal marketing support personnel (such as telemarketers or a marketing director) to assist the Managing Dealer’s marketing team;

(ii) The Broker has and uses internal marketing communications vehicles, such as newsletters, conference calls, interactive software and internal mail to promote the Company and the Offering;

(iii) The Broker will provide access to its registered representative list, updated quarterly;

(iv) The Broker will assist investors with reinvestments;

(v) The Broker will maintain the technology necessary to adequately service the Company’s investors as otherwise associated with the Offering; and

(vi) The Broker will provide such information and other services as requested by investors from time to time;

Any determination regarding the Broker’s compliance with the listed conditions will be made in good faith by the Managing Dealer, in its sole discretion.

(B) Terms and Conditions of the Distribution Fee. The terms and conditions of the Distribution Fee are subject to the Prospectus as may be amended or supplemented from time to time. As may be applicable to a particular Class of Shares, the Managing Dealer may reallow to Broker the Distribution Fee in an amount described below, if any, on Shares sold by Broker. The Distribution Fee will accrue daily based on the Company’s current net asset value of its Shares of such Class in its public filings and will be payable monthly in arrears as provided in the Prospectus. All determinations regarding the total amount and rate of reallowance of the Distribution Fee, the Broker’s compliance with the listed conditions, and/or the portion retained by the Managing Dealer will be made by the Managing Dealer in its sole discretion.

Eligibility to receive the Distribution Fee is conditioned upon: (i) existence of an effective Participating Broker Agreement or ongoing shareholder servicing agreement between the Managing Dealer and the Broker, (ii) provision of service with respect to the Shares by the Broker, which may include one or more of the following: ongoing account maintenance, assistance with recordkeeping, assistance with and answering investor inquiries regarding distributions payments, reinvestment decisions, Share repurchase requests, or tax information, assistance in delivering annual reports, assistance with Share conversion processing, or providing such other similar services as the shareholder may reasonably require in connection investment in the Class of Shares, and (iii) acting as broker-dealer of record with respect to such Shares (in which case the Broker agrees to promptly notify the Managing Dealer in writing if it is no longer the broker-dealer of record with respect to some or all of the Shares). In connection with this provision, the Broker agrees to reasonably cooperate to provide certification to the Company, the Managing Dealer, and its agents (including its auditors) confirming the provision of services to each particular Class of shareholders upon reasonable request.

The Broker waives any and all rights to receive compensation, including the Distribution Fee, until it is paid to and received by the Managing Dealer. The Broker hereby represents by its acceptance of each payment of the Distribution Fee that it complies with each of the above requirements and is providing the above-described services. The Company and the Managing Dealer shall cease paying the Distribution Fee with respect to Shares upon the earlier to occur of the following: (i) after termination of the Offering, the date when the aggregate underwriting compensation as defined in accordance with applicable FINRA rules, equals ten percent (10%) of the gross proceeds from Shares sold in the Offering, as determined in good faith by the Managing Dealer in its sole discretion, excluding Shares issued through the distribution reinvestment plan, (ii) if the Company has adopted a shareholder distribution and servicing plan in a manner consistent with Rule 12b-1 under the Investment Company Act of 1940, as amended, the date such plan terminates or is not continued, (iii) the date of a Liquidity Event, as described in the Prospectus, (iv) after termination of the offering, the date when the total underwriting compensation paid from the upfront selling commissions, upfront dealer manager fees, and ongoing distribution and shareholder servicing fees attributable to Shares equals 8.5% of the gross offering proceeds from Shares sold in the offering, excluding Shares issued through the distribution reinvestment plan, or (v) the date that the Share is redeemed or is no longer outstanding.

(C) Multiple Share Classes and Future Share Conversions: The Company has applied for exemptive relief from the SEC to offer multiple share classes. In the event the Company obtains such relief and obtains regulatory approval to offer or issue additional classes of shares, the Company intends to convert shareholders of the initial share class into a new class of shares without an ongoing asset-based charge at the end of the month in which a shareholder’s account has paid cumulative underwriting compensation attributable to such shares in excess of 8.5% of gross offering proceeds, as determined by the Company’s transfer agent and the Managing Dealer. In connection with this provision, the Company and Managing Dealer will cease paying the Distribution Fee on converted shares. As stated above, the Company will further cease paying the Distribution Fee on any Share that is redeemed or repurchased. If the Company redeems a portion, but not all of the Shares held in a stockholder’s account, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Shares that were redeemed and those Shares that were retained in the account. Likewise, if a portion of the Shares in an account is sold or otherwise transferred in a secondary transaction, the total underwriting compensation limit and amount of underwriting compensation previously paid will be prorated between the Shares that were transferred and the Shares that were retained in the account.

Share Class and Reallowance Election

Initial Share Class

☐         CHECK THIS BOX IF THE BROKER ELECTS TO PARTICIPATE IN THE OFFERING OF THE COMPANY’S CURRENT SHARE CLASS

The following reflects the Sales Commission, Marketing Fee and/or the Distribution and Shareholder Servicing Fee as agreed upon between the Managing Dealer and the Broker for the Current Share Class.

________ (Initials)	Upfront Selling Commission of up to ______% of price per Share*	By initialing here, the Broker hereby agrees to the terms of the Agreement and this Schedule I with respect to the Initial Share Class.
________ (Initials)	Upfront Marketing Support Fee of up to ______% of price per Share*	By initialing here, the Broker agrees to the terms of eligibility for the Marketing Support Fee as set forth in the Agreement and this Schedule I. Should the Broker choose to opt out of this provision, it will not be eligible to receive the Marketing Support Fee and initialing is not necessary.
________ (Initials)	Distribution Fee of up to 1.00% (Annualized Rate) of the most current NAV per Share as provided in the Prospectus up to a total Distribution Fee amount of ______% of price per Share.*

By initialing here, the Broker agrees to the terms of eligibility for the Distribution Fee set forth in the Agreement and this Schedule I. Should the Broker choose to opt out of this provision, it will not be eligible to receive the Distribution Fee and initialing is not necessary. The Broker represents by its acceptance of each payment of the Distribution Fee that it complies with each of the above requirements.

*Price per Share above means the gross offering proceeds paid on Shares sold by Broker, excluding Shares sold pursuant to the Company’s distribution reinvestment plan, as provided in this Agreement and in the Prospectus. Any of the up-front selling commissions, dealer manager fees or ongoing distribution and shareholder servicing fees paid by the Company shall be considered underwriting compensation. The total reallowance of the fees above are subject to the Managing Dealer’s discretion and applicable FINRA rules.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have each duly executed this Addendum to the Participating Broker Agreement as of the day and year set forth in the Agreement.

BROKER	MANAGING DEALER FOR
CORPORATE CAPITAL TRUST II

CNL Securities Corp.
(Name of Broker)

By:	By:
Printed Name:	Printed Name:
Title:	Title: